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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12B-25

COMMISSION  FILE  NUMBER:  000-27233


     Notification  of  Late  Filing

(Check  One):

[X]  Form 10-KSB [ ] Form 20-F  [ ] Form 11-K  [  ] Form 10-QSB [ ] Form N-SAR

For  Period  Ended:         December  31,  2003

          [  ]  Transition  Report  on  Form  10-K
          [  ]  Transition  Report  on  Form  20-F
          [  ]  Transition  Report  on  Form  11-K
          [  ]  Transition  Report  on  Form  10-Q
          [  ]  Transition  Report  on  Form  N-SAR

     For  the  Transition  Period  Ended:


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION
                         -------------------------------

                       LIVESTAR ENTERTAINMENT GROUP, INC.
                       ----------------------------------
                             Full Name of Registrant

                           62 W. 8TH AVENUE, 4TH FLOOR
                           ---------------------------
            Address of Principal Executive Office (Street and Number)

                  VANCOUVER, BRITISH COLUMBIA, CANADA  V5Y  1M7
                  ---------------------------------------------
                            City, State and Zip Code

                        PART II - RULES 12B-25(B) AND (C)
                        ---------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-(b), the following should be completed. (Check box, if appropriate)

[X]     (a)  The reasons described in reasonable detail in Part III of this form could  not  be  eliminated  without  unreasonable  effort  or  expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N- SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]     (c) The  accountant's  statement  or  other  exhibit  required  by Rule
12b-25(c)  has  been  attached  if  applicable.


                              PART III - NARRATIVE
                              --------------------

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be file within the prescribed period.

DOCUMENTATION NECESSARY IN ORDER TO PREPARE A COMPLETE FILING HAS NOT BEEN OBTAINED. THE COMPANY EXPECTS TO FILE WITHIN THE EXTENSION PERIOD.

                           PART IV - OTHER INFORMATION
                           ---------------------------

(1) Name and telephone number of person to contract in regard to this notification.

GARY  HENRIE,  ESQ.           (702)                    616-3093
-------------------           -----                    --------
 (Name)                    (Area  Code)           (Telephone  Number)


(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X]  Yes  [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[  ]  Yes  [X]  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       LIVESTAR ENTERTAINMENT GROUP, INC.
                       ----------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March  26,  2004                      By:  /s/ Ray Hawkins
                                             ---------------------------------
                                              Ray Hawkins
                                              Chief  Executive  Officer